ARTICLES OF AMENDMENT
                                TO
                     ARTICLES OF INCORPORATION
                                OF
                        FRP PROPERTIES, INC.

     The undersigned, on behalf of FRP Properties, Inc., a Florida corporation, and pursuant to Sections 607.1003 and 607.1006 of the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to the Articles of Incorporation of said corporation:

1.   The name of the corporation is FRP Properties, Inc. (the
     "Corporation").

2. Article I of the Articles of Incorporation of the Corporation is hereby amended as of the Effective Date (as defined below) to change the name of the Corporation to Patriot Transportation Holding, Inc. Accordingly, Article I of the Articles of Incorporation of the Corporation is amended in its entirety as of the Effective Date (as defined below) to read as follows:

                            "ARTICLE I

The name of the corporation is Patriot Transportation Holding, Inc."

3. The foregoing amendment was adopted and approved on February 2, 2000, by the shareholders of the Corporation. The number of votes cast for the amendment, whether in person or by proxy, was sufficient for approval.

4. The foregoing amendment shall become effective at 12:01 a.m. on March 1, 2000 ("Effective Date").

     IN WITNESS WHEREOF, the undersigned officer, on behalf of the Corporation, has executed these Articles of Amendment this 21st day of February, 2000.

                         FRP PROPERTIES, INC.,
                           a Florida corporation

                         By
                               John E. Anderson, President